Exhibit 2.2
Mynd.ai, Inc. - Ordinary Shares
(Incorporated under the laws of the Cayman Islands)
Number:    Shares
Share capital is US$1,000,000 divided into 1,000,000,000 shares comprising of (i)    990,000,000 Ordinary Shares of par value US$0.001 each,
(ii) 10,000,000 shares of a par value of US$0.001 each of such class or classes
(however designated) as the board of directors may determine in accordance with the A&R MAA
THIS IS TO CERTIFY THAT
is the registered holder of
Shares in the above-named Company subject to the Memorandum and Articles of Association thereof. EXECUTED for and on behalf of the said Company on By:
    Director    -------------------------------------------------------------------------------------